Star Scientific Announces $4 Million Equity Purchase Agreement To

Support In Part Patent Lawsuit Against RJ Reynolds Tobacco Company,

Promotion of Stonewall Hard Snuff™

Chester, Virginia – April 16, 2004 – Star Scientific, Inc. (NASDAQ:STSI) has completed an issuance of common stock to a group of institutional investors. Star announced that it sold an aggregate of 1,142,857 shares of common stock at $3.50 per share, with cash proceeds to the company of approximately $4 million (before transaction fees and expenses). As part of the offering, Star also granted to the institutional investors an option to purchase, in the aggregate, an additional 1,072,386 shares of common stock at the exercise price of $3.73 per share, which is exercisable for a period of thirty days after the occurrence of certain events. The transaction was a private placement offering completed pursuant to an exemption from registration under the Securities Act of 1933, as amended. In connection with the offering, the company has agreed to file and maintain an effective registration statement covering resales of the shares by the investors. Reedland Capital Partners, an institutional division of Financial West Group, acted as placement agent for the transaction. The company expects to use the proceeds for general corporate purposes, including support of its lawsuit against RJ Reynolds Tobacco Company, and the promotion of Stonewall Hard Snuff™, the company’s newest low-TSNA, compressed smokeless tobacco product.

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This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the challenges inherent in new product development initiatives, particularly in the smokeless tobacco area, the uncertainties inherent in the progress of scientific research, the Company’s ability to raise the capital necessary to grow its business, potential disputes concerning the Company’s intellectual property, risks associated with litigation regarding such intellectual property, potential delays in obtaining any necessary government approvals of the Company’s low-TSNA tobacco products, market acceptance of the Company’s new smokeless tobacco products, competition from companies with greater resources than the Company, the Company’s decision not to join the Master Settlement Agreement (“MSA”), the effect of state statutes adopted under the MSA and any subsequent modification of the MSA, and the Company’s dependence on key employees and on its strategic relationships with Brown & Williamson Tobacco Corporation, and the impact, if any, of the proposed merger between Brown & Williamson and RJ Reynolds Tobacco Company, Inc. The impact of potential litigation, if initiated against or by individual states that have adopted the MSA, could be materially adverse to the Company.

See additional discussion under “Factors That May Affect Future Results” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission, available at www.sec.gov. The Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

About Star Scientific

Star Scientific is a technology-oriented tobacco company with a toxin reduction mission. It is engaged in the development of tobacco products that deliver fewer carcinogenic toxins (principally tobacco specific nitrosamines, or TSNAs), through the utilization of the innovative StarCured™ tobacco curing technology, and in sublicensing that technology to others. Star Scientific has a Corporate and Sales Office in Chester, VA, an Executive, Scientific & Regulatory Affairs office in Bethesda, MD, and manufacturing and tobacco processing facilities in Chase City and in Petersburg, VA.

See Star’s website at: http://www.starscientific.com

Contact:

Sara Troy Machir

(301) 654-8300